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                                                               [Execution Copy]



                            SHARE PURCHASE AGREEMENT

                  THIS AGREEMENT made as of July 16, 1998 (the "Agreement"), by and between TOPS APPLIANCE CITY, INC. ("Seller"), a New Jersey corporation having an address at 45 Brunswick Avenue, Edison, New Jersey 08818, and BAY HARBOUR MANAGEMENT, L.C. acting for its managed accounts ("Buyer"), a Florida limited liability company having an address at 885 Third Avenue, 34th Floor, New York, New York 10022.

                              W I T N E S S E T H:

                  WHEREAS, Buyer has agreed to purchase from Seller and Seller has agreed to sell to Buyer One Million Four Hundred Thousand (1,400,000) shares (the "Shares") of Seller's authorized and unissued shares of common stock, no par value (the "Common Stock"), upon the terms and conditions contained herein;

                  NOW, THEREFORE, in consideration of the mutual promises herein set forth, and intending to be legally bound hereby, the parties do hereby agree as follows:

               1. Sale and Purchase of Shares.

                       (a) Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at the Closing (as such term is defined in Paragraph 2 below), the Shares free and clear of all liens and encumbrances of any kind for the Purchase Price provided in Subparagraph (b) below.

                       (b) The purchase price (hereafter referred to as the "Purchase Price") to be paid to Seller by Buyer for the Shares shall be Three Dollars and Sixty Cents ($3.60) per share for an aggregate amount of Five Million Forty Thousand ($5,040,000) Dollars, payable by wire transfer pursuant to the wiring instructions set forth in Schedule I hereto.

               2. The Closing. Subject to the conditions and provisions set forth herein, the closing under this Agreement (the "Closing") shall be deemed to occur as of July 20, 1998 (the "Closing Date"), at the offices of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, 99 Wood Avenue South, Iselin, New Jersey.

               3. Representations.

                       (a) Seller represents and warrants to Buyer as follows:

                           (i) the Shares are unissued shares of Seller's duly
authorized Common Stock and upon issuance hereto, will be validly issued, fully paid and non-assessable shares of Common Stock with no personal liability attaching to the ownership thereof, and such




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shares of Common Stock are not and will not be subject to preemptive or any other similar rights of the shareholders of Seller or others.

                           (ii) in the event that Seller shall elect to issue
Adjustment Stock (as defined in Paragraph 5 below) as payment for any Adjustment Amount (as defined in Paragraph 5 below), upon issuance pursuant hereto, any such Adjustment Stock will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof, and such Adjustment Stock is not and will not be subject to preemptive or any other similar rights of the shareholders of Seller or others.

                           (iii) the Shares (and any Adjustment Shares issued
pursuant to Paragraph 5(c) hereof) shall be issued to Buyer free and clear of all liens, claims, debts, charges, restrictions, or encumbrances of any kind.

                           (iv) Seller has full power and legal right to sell,
transfer and deliver the Shares (and any Adjustment Shares issued pursuant to Paragraph 5(c) hereof) to Buyer in accordance with the terms of this Agreement, and otherwise to execute and deliver this Agreement and to consummate and close the transactions provided for in this Agreement in the manner and upon the terms herein specified.

                           (v) this Agreement has been duly authorized, executed
and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to validity, binding effect and enforcement remedies, to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and to equitable principles.

                           (vi) there is not pending, nor to Seller's knowledge
is there threatened, any suit, action or administrative, arbitration or other proceeding which could adversely affect or materially impair the ability of Seller to perform any of its obligations under this Agreement.

                           (vii) the execution, delivery and performance of this
Agreement and the issuance and delivery of the Shares (and any Adjustment Shares issued pursuant to Paragraph 5(c) hereof) does not and will not with the passage of time violate or conflict with (x) any applicable provision of law, statute, rule or regulation, or any order, judgment or decree of any court, arbitrator, governmental agency or the National Association of Securities Dealers, Inc. ("NASD") of which the Seller has knowledge, (y) Seller's certificate of incorporation or bylaws or (z) any material contract, agreement or instrument to which Seller is a party or by which it or any of its properties or assets are bound or affected.

                           (viii) Seller's Form 10-K for the period ending
December 30, 1997, and Form 10-Q for the period ending March 31, 1998 are correct and complete and do not, as of the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.


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                           (ix) all clearances, approvals, authorizations and
consents, orders of, and designations by, any Governmental Entity (as defined below) or NASD required under the laws of the United States or the regulations of the NASD, for or in connection with the issuance and delivery of the Shares (and any Adjustment Shares issued pursuant to Paragraph 5(c) hereof), and compliance with the terms of this Agreement have been obtained and complied with, or will be obtained prior to Closing, and are in full force and effect.

                           (x) Seller shall defend, indemnify and hold harmless
Buyer from and against any loss or liability arising from any breach of the representations and warranties of Seller contained herein.

                       (b) Buyer represents and warrants to Seller as follows:

                           (i) Buyer, for itself and on behalf of its managed
accounts, has full power and legal right to purchase the Shares (and any Adjustment Shares issued pursuant to Paragraph 5(c) hereof) from Seller in accordance with the terms of this Agreement, and otherwise to execute and deliver this Agreement and to consummate and close the transactions provided for in this Agreement in the manner and upon the terms herein specified, and this Agreement and the transactions contemplated hereby will not result in the violation of any other agreement to which Buyer is a party or by which it is bound or of Buyer's Articles of Organization.

                           (ii) Buyer understands that the law firm of
Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP is counsel to Seller, and not in any way counsel to Buyer, for the purpose of this Agreement.

                           (iii) This Agreement has been duly authorized,
executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to validity, binding effect and enforcement remedies, to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and to equitable principles.

                           (iv) There is not pending, nor to Buyer's knowledge
is there threatened, any suit, action or administrative, arbitration or other proceeding which could adversely affect or materially impair the ability of Buyer to perform any of its obligations under this Agreement.

                           (v) Buyer is purchasing the Shares (and any
Adjustment Shares issued pursuant to Paragraph 5(c) hereof) for investment purposes only and not with a view towards reselling or otherwise distributing the Shares or the Adjustment Shares, as the case may be.

                           (vi) Buyer acknowledges that, at Closing, the Shares
(and any Adjustment Shares issued pursuant to Paragraph 5(c) hereof) are not registered under the

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Securities Act of 1933, as amended or under any State securities laws and that certain restrictions exist with regard to the resale of the Shares and the Adjustment Shares, as the case may be.

                           (vii) Buyer agrees that it shall not during its
ownership, beneficially or otherwise, of the Shares sell any shares of common stock of the Seller "short".

                           (viii) Buyer shall defend, indemnify and hold
harmless Seller from and against any loss or liability arising from any breach of the representations and warranties of Buyer contained herein.

                  (c) The representations made by the parties in this Paragraph 3 shall survive the Closing for a period of two (2) years from the Closing Date.

               4. Closing. At the Closing, the following transactions shall occur, all of which shall be deemed to occur simultaneously:

                  (a) Seller will deliver or cause to be delivered to Buyer:

                      (i) this Agreement;

                      (ii) a share certificate or certificates for the Shares to be sold by Seller to Buyer, which certificate shall have affixed thereto or typed thereon the following legend:

                      The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any State securities laws. Neither this security nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, registration.

provided, however, that such legend shall be removed from the share certificate or certificates respecting the Shares upon the registration of the Shares, pursuant to Paragraph 10 hereof, becoming effective; and

                      (iii) all other documents set forth in Paragraph 6 hereof.

                  (b) Buyer will deliver or cause to be delivered to Seller:

                      (i) this Agreement;

                      (ii) the sum of Five Million Forty Thousand ($5,040,000) Dollars in accordance with Paragraph 1(b); and

                      (iii) all other documents set forth in Paragraph 6 hereof.

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               5. Adjustment to Purchase Price. In the event that at anytime beginning on the thirtieth (30th) day next following the Closing Date the closing price per share of the Seller's common stock as traded in the NASDAQ National Market (the "Closing Price") is below the Adjustment Trigger Price (as defined below) for ten (10) consecutive trading sessions, the Purchase Price shall be adjusted as follows:

                      (a) Upon the first (1st) occurrence of any such ten (10) consecutive trading session period, Seller shall pay to Buyer an amount (the "Initial Adjustment Amount") equal to the product of (i) the number of Shares then still owned, beneficially or otherwise, by Buyer, and (ii) the amount by which the Adjustment Trigger Price exceeds the average Closing Price for such ten (10) day period.

                      (b) Following the first (1st) occurrence of any such ten
(10) consecutive trading session period as provided in Paragraph 5(a) above, in the event that the average Closing Price during a subsequent 10 day period (each a "10 Day Period") is below the average Closing Price for the prior 10 Day Period in which an Adjustment Amount has been paid by the Seller, the Seller shall pay to the Buyer an amount (the "Additional Adjustment Amount" and together with the Initial Adjustment Amount and any other Additional Adjustment Amount, the "Adjustment Amounts") equal to the product of (i) the number of Shares then still owned, beneficially or otherwise, by Buyer, and (ii) the amount by which the last applicable average Closing Price used for calculating an Adjustment Amount exceeds the average Closing Price for such current applicable 10 Day Period.

                      (c) The Seller shall have the right, in its sole discretion, to pay any Adjustment Amount to Buyer in cash or by issuing shares of its common stock to Buyer having a market value equal to the Adjustment Amount (the "Adjustment Stock"), which shall thereafter constitute Shares for purposes of clauses (a) and (b) of this Paragraph 5.

                      (d) The Seller shall pay any applicable Adjustment Amount to Buyer within thirty (30) days of the receipt by Seller of the written request of Buyer for such payment.

                      (e) A 10 Day Period shall not include any day from any prior 10 Day Period.

                      (f) The "Adjustment Trigger Price" shall be $3.60; provided that if, at any time after the date of this letter, the number of outstanding shares of Common Stock is (i) increased by a stock dividend or distribution payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination or reverse split of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, distribution, subdivision, split-up, combination or reverse split, the Adjustment Trigger Price shall be adjusted to a new amount equal to the product of (A) the Adjustment Trigger Price in effect on such record date and (B) the quotient obtained by dividing (x) the number of shares of Common Stock outstanding on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)) by (y) the number of shares of Common Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if such event had occurred immediately following such record date.

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               6. Conditions to Closing.

                      (a) The obligation of Buyer to purchase the Shares pursuant to Paragraph 1 hereof is subject to the satisfaction (or waiver by Buyer in writing) of each of the following conditions precedent at the Closing:

                           (i) the representations and warranties of Seller made
in this Agreement shall be true and correct in all respects, as of the date hereof, and at and as of the Closing as though then made.

                           (ii) Seller shall have performed or complied with all
of the covenants and agreements required to be performed or complied with by Seller under this Agreement at or prior to Closing.

                           (iii) Seller has obtained all consents, approvals,
orders, authorizations of, and registrations and filings with, any Federal, state, local or foreign government or any court of component jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or NASD, that are required to be obtained or made by Seller, in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby.

                           (iv) no action or proceeding by or before any
Governmental Entity, or any other person shall be pending or threatened challenging or seeking to restrain or prohibit the purchase and sale of any of the Shares or any of the other transactions contemplated by this Agreement or seeking to obtain damages from Buyer (or any of its affiliates) in connection with the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement.

                           (v) no statute, rule, regulation, executive order,
decree, temporary restraining order, preliminary injunction, permanent injunction or other order, enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Shares shall be in effect.

                           (vi) Subsequent to March 31, 1998, there shall not
have been any development which, with respect to Seller constitutes a material adverse effect upon the business, affairs, assets, operations, properties, financial position, or results of operations of Seller.

                           (vii) Seller shall have delivered to Buyer:

                                (A) a certificate dated the date of the Closing
(the "Closing Date") stating that the conditions set forth in Paragraph 6(a)(i) through (vi) have been satisfied;

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                                (B) a certified resolution of Seller's Board of
Directors authorizing the execution, delivery and performance of this Agreement and the issuance of the Shares in accordance herewith, and appointing the Buyer's initial nominees to the Board of Directors in accordance with Paragraph 7 hereof, together with certified copies of Seller's certificate of incorporation and bylaws.

                                (C) an opinion from Seller's legal counsel dated
the Closing Date, as to the matters set forth in Paragraph 3(a)(i), (iii) through (vi), (vii) (other than as to the matters set forth in clause (z) of Paragraph 3(a)(vii)) and (ix).

                                (D) payment in full of the Legal Expenses; and

                                (E) the delivery of such additional certificates
and documents as Buyer may reasonably request.

                      (b) The obligation of Seller to sell the Shares pursuant to Paragraph 1 hereof is subject to the satisfaction (or waiver by Seller in writing) of each of the following conditions precedent at the Closing:

                           (i) the representations and warranties of Buyer made
in this Agreement shall be true and correct in all respects, as of the date hereof, and at and as of the Closing as though then made.

                           (ii) Buyer shall have performed or complied with all
of the covenants and agreements required to be performed or complied with by Buyer under this Agreement at or prior to Closing.

                           (iii) Buyer shall have delivered to Seller a
certificate dated the Closing Date stating that the conditions set forth in Paragraph 6(b)(i) - (ii) have been satisfied.

               7. Board of Directors Seat. Provided that Buyer continues to own, beneficially or otherwise at least 15% of the outstanding Common Stock, following the Closing Buyer shall have the right to designate (x) until the date upon which all 6 1/2% Convertible Subordinated Debentures due 2003 held by Buyer on the Closing Date are converted into shares of Common Stock (the "Conversion Date"), three (3) directors to the Board of Directors of the Seller, and (y) after the Conversion Date, one (1) director to the Board of Directors of the Seller. Each individual nominated by Buyer shall complete a questionnaire in the same form as has been executed by all other directors of Seller. The rights provided in this Paragraph shall be in addition to any other rights held by Buyer, or that may be granted to Buyer, to designate one or more directors to the Board of Directors of the Seller.

               8. Attorney Fees. Seller agrees to pay all of the Buyer's reasonable attorney fees and disbursements incurred in connection with Buyer's investments in securities of Seller upon presentment at Closing of a statement containing the estimated legal fees and disbursements of Buyer's counsel ("Legal Expenses"). The Legal Expenses shall be due and payable upon the Closing of the within transaction.

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               9. Right of Refusal.

                      (a) If the Seller or any of its subsidiaries shall receive, on or prior to the second anniversary of the date of this Agreement, a bona fide written offer (the "Offer") from a third party or parties (the "Offerors") to purchase or otherwise acquire any Designated Securities (as hereinafter defined), then the Seller shall, prior to accepting the Offer, make an offer (a "First Refusal Offer") to issue such Designated Securities to Buyer upon the terms set forth in this Paragraph 9; provided, that this Paragraph 9 shall not apply to (i) any Offer received by the Seller after Buyer and its managed accounts no longer hold at least 15% of the outstanding Common Stock, or
(ii) debt securities or equity securities having terms within a range which, not more than 60 days prior to the Seller's receipt of the Offer in question, the Seller proposed in writing for consideration by the Buyer and Buyer stated in writing its lack of interest in participating in a financing in such range. The First Refusal Offer shall state that the Seller proposes to issue such Designated Securities, include a copy of the Offer, disclose the name and address of the Offeror (or Offerors), and set forth such other information about the Offer and the Offeror (or Offerors) as may be available to the Seller and reasonably necessary to understand the Offer.

                      (b) "Designated Securities" means all (x) securities (other than convertible debt and other equity securities) evidencing indebtedness ("debt securities") and (y) shares of capital stock, options, warrants, or other rights to acquire such shares, and securities exchangeable or convertible into such shares or rights ("equity securities"), proposed to be issued by the Seller or any subsidiary, other than:

                           (i) debt securities the proceeds of which are to be
used for working capital purposes and the maturity of which does not exceed one year;

                           (ii) equity securities to be issued to any employee
of, or supplier of goods or services or licensor to, the Seller as full or partial consideration for employment services or under any bona fide supply, license, or similar business agreement or arrangement or under any Section 401(k) plan;

                           (iii) equity securities to be issued as full or
partial consideration in connection with any bona fide business or asset acquisition;

                           (iv) equity securities issued as a stock dividend or
upon any stock split or other subdivision or combination of shares of capital stock;

                           (v) debt securities issued under any revolving credit
facility secured by collateral having a fair market value equal to at least 100% of the principal amount of such debt from time to time outstanding;

                           (vi) debt securities evidencing a mortgage financing
secured by real estate having a fair market value equal to at least 100% of the principal amount of such debt; and

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                           (vii) the issuance of not more than 1,400,000 shares
of Common Stock to any third-party in an arms-length transaction.

                      (c) Within 20 days (the "Acceptance Period") after delivery of the First Refusal Offer, Buyer may deliver a notice (an "Acceptance Notice") to the Seller stating that it exercises its right to purchase or otherwise acquire, upon the terms specified in the First Refusal Offer, (i) all of the Designated Securities specified in the First Refusal Offer or (ii) if there are two or more Offerors, the specific number of Designated Securities any single Offeror offered to purchase or acquire, unless such Offerors are acting in concert and the Offer by its terms is conditioned upon the issuance to the Offerors of all Designated Securities specified in the Offer. The closing of the purchase or other acquisition, upon the terms specified in the First Refusal Offer, by Buyer of any Designated Securities shall take place at the offices of the Seller within 10 days after the end of the Acceptance Period or at such time as is set forth in the Offer; provided, however, that the Acceptance Notice may state that the purchase or acquisition of the Designated Securities specified in the Acceptance Notice (if less than all of the Designated Securities specified in the First Refusal Offer) shall be conditioned upon the issuance of any remaining Designated Securities to the Offeror, in which case such purchase or acquisition shall be subject to, and shall take place simultaneously with, such issuance to the Offeror or Offerors.

                      (d) If Buyer does not exercise its rights as provided in this Paragraph with respect to all of the Designated Securities specified in the First Refusal Offer, then the remaining Designated Securities may be issued to the Offeror or Offerors upon the terms set forth in the Offer, provided that such issuance is bona fide and completed within 120 days after the end of the Acceptance Period. If such issuance is not completed within such 120-day period, the restrictions set forth in this Paragraph shall again become effective in full.

                 10. Indemnity Against Brokerage Commissions. Each of Seller and Buyer hereby represent and warrant that there is no corporation, firm or person entitled to receive from it a brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein. Seller and Buyer agree to indemnify and save the other party hereto harmless from and against any claim for brokerage commission or finder's fee based on any retention or alleged retention of a broker or finder by the other. This provision shall survive the Closing.

                 11. Registration Rights. Seller shall register the Shares (and any Adjustment Shares issued pursuant to Paragraph 5(c) hereof under a shelf registration statement filed with the Securities and Exchange Commission upon the terms set forth in Annex A, and shall comply with its other obligations set forth therein.

                 12. Notices. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either (i) personally delivered or mailed, registered or certified mail, first class postage prepaid return receipt requested, or (ii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery to the applicable party at the address set forth above. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed.

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                 13. Captions. All captions and headings of paragraphs,
subparagraphs and sections are not part of this Agreement and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

                 14. Names and Entities. The masculine gender shall include the neuter genders, and the word "person" shall include a corporation, firm, partnership or other entity. Whenever the singular is used in this Agreement the same shall include the plural when required by the context and vice versa.

                 15. Severability. In the event any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

                 16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

                 17. Assignment. No party may assign its rights or obligations under this Agreement without the prior written consent of other party hereto.

                 18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 19. Consent To Jurisdiction. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or documents by United States registered mail, return receipt requested, to such party's respective address set forth in the introduction of this Agreement, shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Paragraph 18. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York, New York County, and (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                 20. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by a writing executed by each of the said parties.

                 21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                     SELLER:

ATTEST:                                     TOPS APPLIANCE CITY, INC.

Signature illegible                          By:  /s/ Robert G. Gross
----------------------                           --------------------------
                                                 Robert G. Gross
                                                 Chief Executive Officer


                                     BUYER:

ATTEST:                                     BAY HARBOUR MANAGEMENT, L.C.,
                                            for its managed accounts,

Signature illegible                         By:  /s/ Douglas P. Teitelbaum
----------------------                          ------------------------------
                                                Douglas P. Teitelbaum
                                                Principal & Portfolio Manager

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                                     ANNEX A

                             Registration of Shares

                  Capitalized terms not defined in this Annex shall have the meanings assigned in the Agreement to which this Annex is attached (the "Agreement").

                  (a) Mandatory Shelf Registration

                      (i) The Seller shall prepare and, as promptly as practicable but in no event more than 60 days after the date hereof, file with the Securities and Exchange Commission (the "SEC") a Shelf Registration Statement (as defined below) on Form S-3 which, at the time such shelf Registration Statement is declared effective by the SEC, covers the offer and resale of the Shares by a holder from time to time and the methods of distribution elected by such holder of Shares and set forth in such Shelf Registration Statement. As used herein, "register," "registered" and "registration" each refer to a registration of Shares effected by filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement. "Shelf Registration" means a registration effected pursuant to this Annex. "Shelf Registration Statement" means a shelf registration statement of the Seller filed with the SEC pursuant to the provisions of this Annex which covers all of the Shares, as applicable, on Form S-3 under Rule 415 under the Securities Act of 1933 (the "Securities Act"), or any similar rule that may be adopted by the SEC, amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein. Shelf Registration Statement may include an amendment to the Company's existing amended registration statement no. 333-44229 filed with the SEC on June 16, 1998.

                      (ii) The Seller shall use its best efforts (x) to cause the Shelf Registration Statement to become effective as promptly as possible but in no event more than 120 days after the date hereof; provided, that if Seller determines in the good faith judgment of Seller's general counsel that the filing of a registration statement would require the disclosure of material information which Seller has a good faith business purpose for preserving as confidential and, without disclosure of such material information, Seller is unable to comply with SEC requirements, Seller shall not be required to effect a registration pursuant to this clause (ii) until the earlier of (A) the date upon which such material information is disclosed to the public or ceases to be material or (B) 60 days after the Company makes such good faith determination,
(y) to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by the holders of Shares for a period equal to the longer of (1) five years and (2) the period any holder of Shares is subject to any limitations on the resale thereof under Rule 144, and (z) to cause all of the Shares covered by the Shelf Registration Statement as of the effective date thereof to be listed on the NASDAQ National Market or such

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other principal securities market on which securities of the same class or series issued by the Seller are then listed or traded.

               (b) Registration Procedures In connection with the Shelf Registration Statement, the Seller shall:

                   (i) prepare and file with the SEC a Shelf Registration Statement on Form S-3 with respect to the Shares and use its best efforts to cause such Shelf Registration Statement to become and remain effective as provided in this Annex;

                   (ii) submit to the SEC, within five (5) business days after the Seller learns that no review of the Shelf Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on the Shelf Registration Statement, as the case may be, a request for acceleration of effectiveness of the Shelf Registration Statement to a time and date not later than 48 hours after the submission of such request;

                   (iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective and current and to comply with the provisions of the Securities Act with respect to the disposition of all shares covered by such Shelf Registration Statement, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the prospective seller or sellers of such Shares.

                   (iv) furnish (x) to Buyer, and its legal counsel, (1) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Seller, one copy of the Shelf Registration Statement and any amendment thereto, each prospectus and each amendment or supplement thereto, (2) each letter written by or on behalf of the Seller to the SEC or the staff of the SEC and each item of correspondence from the SEC or the staff of the SEC relating to such Shelf Registration Statement (other than any portion of any thereof which contains information for which the Seller has sought confidential treatment), and (y) to each selling holder of Shares such number of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents, as such holder may reasonably request in order to facilitate the public sale or other disposition of the Shares owned by such holder; and

                   (v) use its best efforts to register or qualify the shares of Shares covered by such Shelf Registration Statement under such other securities or blue sky or other applicable laws of such jurisdictions within the United States as each prospective seller shall reasonably request, to enable such seller to consummate the public sale or other disposition in such jurisdictions of the shares of Shares owned by such seller.

               (c) Designation of Underwriter In the case of any registration effected pursuant to this Annex, a majority in interest of the holders of Shares shall have the right to designate the managing underwriter in any underwritten offering.

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               (d) Cooperation by Prospective Sellers

                   (i) Each prospective seller of Shares, and each underwriter designated by each such seller, will furnish to the Seller such information as the Seller may reasonably require from such seller or underwriter in connection with the Shelf Registration Statement (and the prospectus included therein).

                   (ii) The holders holding shares of the Shares included in the registration will not (until further notice by the Seller) effect sales thereof (or deliver a prospectus to any purchaser) after receipt of telegraphic or written notice from the Seller to suspend sales to permit the Seller to correct or update a registration statement or prospectus. In connection with any offering, each holder who is a prospective seller, will not use any offering document, offering circular or other offering materials with respect to the offer or sale of Shares, other than the prospectuses provided by the Seller and any documents incorporated by reference therein.

               (e) Expenses All expenses incurred in complying with this Annex, including, without limitation, all registration and filing fees (including all expenses incident to filing with NASD), fees and expenses of complying with securities and "blue sky" laws, printing expenses and fees and disbursements of counsel for the Seller and one counsel for the holders of Shares, and the independent certified public accountants shall be paid by the Seller; provided, however, that all underwriting discounts and selling commissions applicable to the Shares covered by registrations effected pursuant to this Annex shall not be borne by the Seller but shall be borne by the seller or sellers of the Shares.

               (f) Indemnification

                   (i) The Seller shall indemnify and hold harmless the seller of any shares of Shares registered under the Securities Act pursuant to this Annex, each underwriter of such shares, if any, each broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons, within the meaning of the Securities Act or the Securities Exchange Act of 1934 (the "1934 Act"), against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject under the Securities Act or the 1934 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Shares was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document prepared or furnished by the Seller incident to the registration or qualification of any Shares pursuant to this Annex, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or any violation by the Seller of the Securities Act or state securities or "blue sky" laws applicable to the Seller and relating to action or inaction required of the Seller in connection with such registration or qualification under such state securities or blue sky laws; and shall reimburse such seller, such

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underwriter, broker or other person acting on behalf of such seller and each such controlling person for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, the Seller shall not be liable in such cases to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any registration statement under which such Shares was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Seller by such seller or underwriter expressly for use therein.

                   (ii) Each prospective seller of Shares and any underwriter acting on its behalf shall indemnify and hold harmless (in the same manner and to the same extent as set forth in (i) above) the Seller, each director of the Seller, each officer of the Seller who shall sign the Shelf Registration Statement and any person who controls the Seller within the meaning of the Securities Act or the 1934 Act, with respect to any untrue statement or omission from the Shelf Registration Statement, any preliminary prospectus or prospectus contained therein, or any amendment or supplement thereof, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Seller through an instrument duly executed by such seller or such underwriter, as the case may be, specifically for use in the preparation of the Shelf Registration Statement, preliminary prospectus, prospectus or amendment or supplement; provided that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller of Shares, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Shares effected pursuant to such registration.

                   (iii) Notwithstanding the foregoing provisions of this Annex, if pursuant to an underwritten public offering of Common Stock, the Seller, the selling shareholders and the underwriters enter into an underwriting or purchase agreement relating to such offering which contains provisions covering indemnification among the parties thereto in connection with such offering, the indemnification provisions of paragraph (d) of this Annex shall be deemed inoperative for purposes of such offering to the extent inconsistent therewith.

                   (iv) If the indemnification provided for in this Annex is unavailable or insufficient to hold harmless an indemnified party under subparagraph (i) or (ii) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages, expenses or liabilities (or actions in respect thereof) referred to in subparagraph (i) or (ii) above (x) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the issuance of the Shares, or (y) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages, expenses or liabilities (or actions in respect thereof) as well as any other relevant equitable

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considerations. Notwithstanding the foregoing, no prospective seller of Shares shall be liable for an amount exceeding that set forth in the proviso to subparagraph (ii) above.

                   (v) Each party entitled to indemnification under paragraph
(d) of this Annex (the "indemnified party") shall give notice to the party required to provide indemnification (the "indemnifying party") promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom, provided that the counsel who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the indemnified party and shall not without the indemnified party's consent, be counsel to the indemnifying party, and the indemnified party may participate in such defense, but only at such indemnified party's expenses, and provided, further, that the omission by an indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under paragraph (d) of this Annex except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give notice. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.


         (g) SEC Filings and S-3 Requirements. The Seller will timely file all reports required to be filed under the 1934 Act and any other material reports or documents required to be filed in order for the Seller to meet the requirements for use of Form S-3 for registration of the resale of the Shares.


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